Exhibit 4.13

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

August 18, 2025

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1
SOLICITATION OF PROXIES	2
APPOINTMENT AND REVOCATION OF PROXIES	2
EXERCISE OF DISCRETION BY PROXIES	3
ADVICE TO BENEFICIAL SHAREHOLDERS	3
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	4
STATEMENT OF EXECUTIVE COMPENSATION	5
Description of Director and Named Executive Officer Compensation	5
Summary Compensation Table	6
Employment, Consulting and Management Agreements.	6
Stock Options and Other Compensation Securities	7
Exercise of Compensation Securities by Directors and Named Executive Officers.	7
Equity Incentive Plan	7
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	13
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	13
REPORT ON CORPORATE GOVERNANCE	14
AUDIT COMMITTEE	15
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	17
PARTICULARS OF MATTERS TO BE ACTED UPON	17
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	21
ADDITIONAL INFORMATION.	21
APPROVAL OF BOARD OF DIRECTORS	22
SCHEDULE A STATEMENT OF GOVERNANCE PRACTICES	A-1
SCHEDULE B CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	B-1

- i -

ARES STRATEGIC MINING INC.

409 Granville Street, Suite 1001

Vancouver, BC, V6C 1T2

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that an annual meeting (the “Meeting”) of the holders of the common shares (collectively, the “Shareholders” or individually, a “Shareholder”) of Ares Strategic Mining Inc.. (the “Corporation”) will be held at the Corporation office at 409 Granville Street, Suite 1001,Vancouver, BC, V6C 1T2 on Wednesday, October 1, 2025 at the hour of 10:00 AM, local time for the following purposes:

1.	to receive the audited financial statements of the Corporation for the financial year ended September 30, 2024, together with the report of the auditor thereon;

2.	to elect the directors of the Corporation to hold office for the ensuing year;

3.	to appoint Manning Elliott LLP, Chartered Professional Accountants, as auditor of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix its remuneration;

4.	to reapprove the Corporation’s Omnibus Equity Incentive Plan as adopted on November 23, 2022 and described in detail on page 7 of the accompanying Circular.

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Meeting and is supplemental to, and expressly made a part of, this notice of Meeting (the “Notice of Meeting”).

The board of directors of the Corporation has fixed August 18, 2025 as the record date for the determination of Shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Each registered Shareholder at the close of business on that date is entitled to such notice and to vote at the Meeting in the circumstances set out in the accompanying Circular.

If you are a registered Shareholder of the Corporation and unable to attend the Meeting in person, please vote by proxy by following the instructions provided in the form of proxy at least 48 hours (excluding Saturdays, Sundays and holidays recognized in the Province of British Columbia) before the time and date of the Meeting or any adjournment or postponement thereof.

If you are a non-registered Shareholder and received this Notice of Meeting and accompanying materials through a broker, a financial institution, a participant, or a trustee or administrator of a retirement savings plan, retirement income fund, education savings plan or other similar savings or investment plan registered under the Income Tax Act (Canada), or a nominee of any of the foregoing that holds your securities on your behalf (each, an “Intermediary”), please complete and return the materials in accordance with the instructions provided to you by your Intermediary.

To be valid, all instruments of proxy must be deposited at the office of the Registrar and Transfer Agent of Ares, TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1 not later than forty - eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or any adjournment(s) or postponement(s) thereof. Late instruments of proxy maybe accepted or rejected by the Chairman of the Meeting in his discretion and the Chairman is under no obligation to accept or reject any particular late instruments of proxy.

Online voting option - shareholders can vote with their 12 digit control number found on their Form of Proxy at www.voteproxyonline.com

DATED at Vancouver, British Columbia as of this 18 day of August, 2025

BY ORDER OF THE BOARD OF DIRECTORS OF

ARES STRATEGIC MINING INC.

“James Walker”

James Walker

President and Chief Executive Officer

ARES STRATEGIC MINING INC.

409 Granville Street, Suite 1001

Vancouver, BC, V6C 1T2

INFORMATION CIRCULAR

August 18,

2025 INTRODUCTION

This information circular (the “Information Circular”) accompanies the notice of annual meeting of shareholders (the “Notice”) of Ares Strategic Mining Inc. (the “Corporation”) and is furnished to shareholders (each, a “Shareholder”) holding common shares (each, a “Common Share”) of the Corporation in connection with the solicitation by the management of the Corporation of proxies to be voted at the annual general meeting (the “Meeting”) of the Shareholders to be at the Corporation office at 409 Granville Street, Suite 1001,Vancouver, BC, V6C 1T2 on Wednesday, October 1, 2025 at the hour of 10:00 AM, local time, or at any adjournment or postponement thereof.

Date and Currency

The date of this Information Circular is August 18, 2025. Unless otherwise stated, all amounts herein are in Canadian dollars.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Information Circular is provided to registered and beneficial owners of the Ares Shares in connection with the solicitation of proxies by the management of Ares for use at the Meeting to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment(s) or postponement(s) thereof. This Information Circular and other proxy - related materials are not provided to registered or beneficial owners of Ares Shares under the notice and access provisions of NI 54 - 101.

Persons or Companies Making the Solicitation

The enclosed instrument of proxy is solicited by management. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of Ares. Ares may reimburse Ares Shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute the instrument of proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by Ares. None of the directors of Ares have advised management in writing that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

Appointment and Revocation of Proxies

This Information Circular is accompanied by a management instrument of proxy that permits registered shareholders (a “Registered Holder”) who do not attend the Meeting in person to have their Ares Shares voted at the Meeting by a proxyholder appointed by the Registered Holder. The persons named in the accompanying instrument of proxy are directors or officers of Ares. An Ares Shareholder has the right to appoint a person to attend and act for him on his behalf at the Meeting other than the persons named in the enclosed instrument of proxy. To exercise this right, the Ares Shareholder must strike out the names of the persons named in the instrument of proxy and insert the name of his nominee in the blank space provided or complete another instrument of proxy. The completed instrument of proxy must be dated and signed and the duly completed instrument of proxy must be deposited at Ares’s transfer agent, TSX Trust Company, 301 – 100 Adelaide Street, Toronto, Ontario, M5H 4H1 at least 48 hours before the time of the Meeting or any adjournment(s) or postponement(s) thereof, excluding Saturdays, Sundays and holidays. TSX Trust Company, General Inquiry Toll Free number 1(866)600-5869, Local number 416-342-1091, email:tsxtis@tmx.com

The instrument of proxy must be signed by the Ares Shareholder or by his duly authorized attorney. If signed by a duly authorized attorney, the instrument of proxy must be accompanied by the original power of attorney or a notarially certified copy thereof. If the Ares Shareholder is a corporation, the instrument of proxy must be signed by a duly authorized attorney, officer, or corporate representative, and must be accompanied by the original power of attorney or document whereby the duly authorized officer or corporate representative derives his power, as the case may be, or a notarially certified copy thereof. The Chairman of the Meeting has discretionary authority to accept proxies that do not strictly conform to the foregoing requirements.

In addition to revocation in any other manner permitted by law, an Ares Shareholder may revoke a proxy by (a) signing a proxy bearing a later date and depositing it at the place and within the time aforesaid, (b) signing and dating a written notice of revocation (in the same manner as the instrument of proxy is required to be executed as set out in the notes to the instrument of proxy) and either depositing it at the place and within the time aforesaid or with the Chairman of the Meeting on the day of the Meeting or on the day of any adjournment(s) or postponement(s) thereof, or (c) registering with the scrutineer at the Meeting as an Ares Shareholder present in person, whereupon such proxy shall be deemed to have been revoked.

Voting of Shares and Exercise of Discretion Of Proxies

On any poll, the persons named as proxyholder in the enclosed instrument of proxy will vote the Ares Shares in respect of which they are appointed and, where directions are given by the Ares Shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.

In the absence of any direction in the instrument of proxy, it is intended that such Ares Shares will be voted in favour of the resolutions placed before the Meeting by management and for the election of the management nominees for directors and auditor, as stated under the headings in this Information Circular. The instrument of proxy enclosed, when properly completed and deposited, confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to any other matters that may be properly brought before the Meeting. At the time of printing of this Information Circular, the management of Ares is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any such amendments, variations or other matters should properly come before the Meeting, the proxies hereby solicited will be voted thereon in accordance with the best judgement of the nominee.

Advice to Beneficial Holders of Ares Shares

The following information is of significant importance to Ares Shareholders who do not hold Ares Shares in their own name. Beneficial shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Holders (those whose names appear on the records of Ares as the Registered Holder of Ares Shares). If shares are listed in an account statement provided to an Ares Shareholder by a broker, then in almost all cases those Ares Shares will not be registered in the Ares Shareholder’s name on the records of Ares. Such Ares Shares will most likely be registered under the names of the Ares Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Ares Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms), and in the United States, under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks).

Intermediaries are required to seek voting instructions from beneficial shareholders in advance of Ares Shareholders’ meetings. Every Intermediary has its own mailing procedures and provides its own return instructions to clients. There are two kinds of beneficial owners - those who object to their name being made known to the issuers of securities which they own (called “OBOs” for “Objecting Beneficial Owners”) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for “Non - Objecting Beneficial Owners”).

Ares is taking advantage of the provisions of NI 54 - 101, which permit it to directly deliver proxy - related materials to its NOBOs. As a result, NOBOs can expect to receive a scannable Voting Instruction Form (a “VIF”) from TSX Trust Company. These VIFs are to be completed and returned to the Transfer Agent in the envelope provided or by facsimile. In addition, TSX Trust Company provides internet voting options, as described in the VIF. TSX Trust Company will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions with respect to the Ares Shares represented by the VIFs they receive.

These Meeting Materials are being sent to both Registered Holders and certain Non - Registered Holders of the Ares Shares. If you are a Non - Registered Holder and Ares or its agent has sent these Meeting Materials directly to you, your name and address and information about your holdings of Ares Shares have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding Ares Shares on your behalf.

By choosing to send these Meeting Materials to you directly, Ares (and not the Intermediary holding on your behalf) has assumed responsibility for delivering these Meeting Materials to you and executing your proper voting instructions. Please return your voting instructions by completing and returning the enclosed VIF in accordance with the instructions contained in the VIF.

Beneficial shareholders who are OBOs will not receive the materials unless their Intermediary assumes the costs of delivery. In the event that voting instructions are requested from OBOs, such instructions will typically be sought by the Ares Shareholder receiving either a form of proxy or a voting instruction form. If a form of proxy is supplied to you by your broker, it will be similar to the proxy provided to Registered Holders by Ares. However, its purpose is limited to instructing the Intermediary on how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada and the United States. Broadridge obtains voting instructions by mailing a voting instruction form (the “Broadridge VIF”) which appoints the same persons as Ares’s proxy to represent you at the Meeting. You have the right to appoint a person (who need not be a beneficial shareholder of Ares), other than the persons designated in the Broadridge VIF, to represent you at the Meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided in the Broadridge VIF. The completed Broadridge VIF must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.

If you plan to vote in person at the Meeting:

●	nominate yourself as the appointee to attend and vote at the Meeting by printing your name in the space provided on the enclosed voting instruction form. Your vote will be counted at the Meeting so do NOT complete the voting instructions on the form;

●	sign and return the form, following the instructions provided by your nominee; and

●	register with the Scrutineer when you arrive at the Meeting.

You may also nominate yourself as appointee online, if available, by typing your name in the “Appointee” section on the electronic ballot.

If you bring your voting instruction form to the Meeting, your vote will not count. Your vote can only be counted if you have completed, signed and returned your voting instruction form in accordance with the instructions above and attend the Meeting and vote in person.

Notice-and-Access

The Canadian securities regulators have adopted rules which permit the use of notice-and-access for proxy solicitation instead of the traditional physical delivery of material. The Company has elected to utilize notice-and-access with the following web hosting link https://docs.tsxtrust.com/2341

Voting Securities and Principal Holders of Voting Securities

As at August 18, 2025 , 211,554,891 Ares Shares were issued and outstanding, each Ares Share carrying the right to one vote. At a general meeting of Ares, on a show of hands, every shareholder present in person has one vote and, on a poll, every Ares Shareholder has one vote for each Ares Share of which he is the holder. Quorum for the Meeting such number of individuals representing at least 15% of the Ares Shares entitled to vote at the meeting of Ares Shareholder. Only Ares Shareholders of record at the close of business on August 18, 2025, will be entitled to have their Ares Shares voted at the Meeting or any adjournment(s) or postponement(s) thereof. All such holders of record of Ares Shares are entitled either to attend and vote thereat in person the Ares Shares held by them or, provided a completed and executed proxy shall have been delivered to the Transfer Agent within the time specified in the attached Notice of Annual Meeting of Ares Shareholders, to attend and vote by proxy the Ares Shares held by them. To the knowledge of the directors and executive officers of Ares, no person beneficially owns or controls or directs, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding Ares Shares.

Statement of Executive Compensation

Definitions

For the purpose of this Information Circular:

“CEO” means each individual who, in respect of Ares, during any part of the most recently completed financial year, served as chief executive officer, including an individual performing functions similar to a chief executive officer;

“CFO” means each individual who, in respect of Ares, during any part of the most recently completed financial year, served as chief financial officer, including an individual performing functions similar to a chief financial officer;

“compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments, including stock appreciation rights, deferred share units and restricted stock units, granted or issued by Ares or any of its subsidiaries for services provided or to be provided, directly or indirectly, to Ares or any of its subsidiaries;

“Named Executive Officer” or “NEO” means each of the following individuals:

(a)	a CEO;

(b)	a CFO;

(c)	in respect of Ares and its subsidiaries, the most highly compensated executive officer, other than the CEO and the CFO, at the end of the most recently completed financial year whose total compensation exceeded $150,000, as determined in accordance with subsection 1.3(5) of Form 51 - 102F6V Statement of Executive Compensation – Venture Issuers, for that financial year;

(d)	each individual who would be a Named Executive Officer under paragraph (c) but for the fact that the individual was not an executive officer of Ares, and was not acting in a similar capacity, at the end of that financial year.

During Ares’s financial year ended September 30, 2024, the following individuals were the Named Executive Officers of Ares: James Walker, President and CEO, and Viktoriya Griffin, CFO.

Compensation Excluding Compensation Securities

Particulars of compensation, excluding compensation securities, paid to each NEO and director in the two most recently completed financial years is set out in the table below:

		Salary, consulting fee, retainer or		Committee or meeting	Value of	Value of all other	Total
	Year	commission	Bonus	fees	perquisities	compensation	compensation
Name and position	ending	($)	($)	($)	($)	($)	($)
James Walker(1)	09/30/24	144,000	Nil	Nil	Nil	Nil	144,000
President, CEO and Director	09/30/23	144,000	Nil	Nil	Nil	559,163	703,163
Viktoriya Griffin(1)	09/30/24	125,329	Nil	Nil	Nil	Nil	125,329
CFO	09/30/23	114,680	Nil	Nil	Nil	56,095	170,775
Changxian Li	09/30/24	Nil	Nil	1,500	Nil	Nil	1,500
Director	09/30/23	Nil	Nil	1,250	Nil	48,962	50,212
Bo Li	09/30/24	Nil	Nil	Nil	Nil	Nil	Nil
Director	09/30/23	Nil	Nil	Nil	Nil	57,993	57,993
Paul Sarjeant(1)	09/30/24	42,000	Nil	Nil	Nil	Nil	42,000
Director	09/30/23	42,000	Nil	Nil	Nil	73,894	115,894
Raul Sanabria	09/30/24	Nil	Nil	Nil	Nil	Nil	Nil
Director	09/30/23	Nil	Nil	Nil	Nil	56,658	56,658

(1)	Mr. Walker, Mrs. Griffin and Mr. Sarjeant were paid consulting fees and performance bonuses pursuant to consulting agreements as disclosed under “External Management Contracts” below.

External Management Contracts

Neither James Walker, Ares’s CEO, Viktoriya Griffin, Ares’s CFO, nor Paul Sarjeant, Ares’s VP Exploration are employees of Ares, but derive their compensation indirectly through consulting agreements as set forth below.

Pursuant to a consulting agreement dated February 24, 2020, between Ares and Mr. Walker (the “Walker Agreement”), Mr. Walker provides his services to Ares as President and Chief Executive Officer. Pursuant to the Walker Agreement, Ares pays Mr. Walker a monthly consulting fee of $12,000. Mr. Walker is also eligible for cash performance bonuses and is entitled to receive stock options, as determined by the Board. Mr. Walker is also entitled to be reimbursed for reasonable out - of - pocket expenses incurred by him on behalf of Ares. The Walker Agreement does not contain any change of control provisions, and is for an indefinite period, unless terminated in accordance with terms set out therein.

On January 21, 2019, Ares and Mrs. Griffin entered into a consulting agreement pursuant to which Ares retained Mrs. Griffin to provide services as Ares’ Chief Financial Officer (the “Griffin Agreement”). Pursuant to the Griffin Agreement, Ares pays Mrs. Griffin a monthly consulting fee was $4,000 and any extended work in excess is billed at $110/hr. Mrs. Griffin is also entitled to receive stock options, as determined by the Board. Ares shall also reimburse Mrs. Griffin for reasonable out - of - pocket expenses incurred by her on behalf of Ares. The Griffin Agreement does not contain any change of control provisions, and is for an indefinite period, unless terminated in accordance with terms set out therein.

On April 2, 2022, Ares and Mr. Sarjeant entered into a consulting agreement pursuant to which Ares retained Mr. Sarjeant to provide services as Ares’ VP Exploration (the “Sarjeant Agreement”). Pursuant to the Sarjeant Agreement, Ares pays Mr. Sarjeant a monthly consulting fee was $3,500. Mr. Sarjeant is also entitled to receive stock options, as determined by the Board. Ares shall also reimburse Mr. Sarjeant for reasonable out - of - pocket expenses incurred by him on behalf of Ares. The Sarjeant Agreement does not contain any change of control provisions, and is for an indefinite period, unless terminated in accordance with terms set out therein.

Stock Options and Other Compensation Securities

No compensation securities granted or issued to each NEO and director of Ares during the most recently completed financial year for services provided or to be provided, directly or indirectly, to Ares or any of its subsidiaries:

Exercise of Compensation Securities by Directors and Named Executive Officers

The following compensation securities were exercised by Directors and Named Executive Officers during the most recently completed financial year.

Exercise of Compensation Securities by Directors and NEOs
	Type of	Number of underlying	Exercise price		Closing price per security on date of	Difference between exercise price and closing price on date of	Total value on
	compensation	securities	per security	Date of	exercise	exercise	exercise date
Name and Position	security	exercised	($)	exercise	($)	($)	($)
James Walker	Stock Options	50,000	0.13	Jan 2, 2024	0.22	0.09	4,500.00
President, CEO and Director
James Walker	Stock Options	110,000	0.13	Feb 22, 2024	0.185	0.055	6,050.00
President, CEO and Director
James Walker	Stock Options	85,000	0.13	Mar 20, 2024	0.20	0.07	5,950.00
President, CEO and Director
James Walker	Stock Options	200,000	0.13	Apr 18, 2024	0.205	0.075	15,000.00
President, CEO and Director

Ares Omnibus Equity Incentive Plan

The plan has been approved by the shareholders at the annual and special meeting of shareholders on November 23, 2022.

Key Terms of the Ares Equity Incentive Plan

Shares Subject to the Ares Equity Incentive Plan

The Ares Equity Incentive Plan is a “rolling” plan which, subject to the adjustment provisions provided for therein (including a subdivision or consolidation of Shares), provides that the aggregate maximum number of Ares Shares that may be issued upon the exercise or settlement of awards granted under the Ares Equity Incentive Plan, shall not exceed 20% of the issued and outstanding Ares Shares from time to time. The Ares Equity Incentive Plan is considered an “evergreen” plan, since the Ares Shares covered by awards which have been exercised, settled or terminated shall be available for subsequent grants under the Ares Equity Incentive Plan and the number of awards available to grant increases as the number of issued and outstanding Ares Shares increases.

Insider Participation Limit

The Ares Equity Incentive Plan also provides that the aggregate number of Ares Shares (a) issuable to insiders at any time (under all of Ares’s security-based compensation arrangements) cannot exceed 10% of the issued and outstanding Ares Shares and (b) issued to insiders within any one year period (under all of Ares’s security-based compensation arrangements) cannot exceed 10% of the issued and outstanding Ares Shares.

Any Ares Shares issued by Ares through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Ares Shares available for issuance pursuant to the exercise of awards granted under the Ares Equity Incentive Plan.

Administration of the Ares Equity Incentive Plan

The Plan Administrator (as defined in the Ares Equity Incentive Plan) is determined by the Ares Board, and is initially the Board. The Ares Equity Incentive Plan may in the future continue to be administered by the Ares Board itself or delegated to a committee of the Ares Board. The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive awards under the Ares Equity Incentive Plan, the time or times at which awards may be granted, the conditions under which awards may be granted or forfeited to Ares, the number of Ares Shares to be covered by any award, the exercise price of any award, whether restrictions or limitations are to be imposed on the Ares Shares issuable pursuant to grants of any award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any award, based on such factors as the Plan Administrator may determine.

In addition, the Plan Administrator interprets the Ares Equity Incentive Plan and may adopt guidelines and other rules and regulations relating to the Ares Equity Incentive Plan, and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Ares Equity Incentive Plan.

Eligibility

All directors, employees and consultants are eligible to participate in the Ares Equity Incentive Plan. The extent to which any such individual is entitled to receive a grant of an award pursuant to the Ares Equity Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.

Types of Awards

Awards of RSUs and PSUs may be made under the Ares Equity Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the Ares Equity Incentive Plan, and will generally be evidenced by an award agreement. In addition, subject to the limitations provided in the Ares Equity Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any condition imposed with respect to awards or Ares Shares issued pursuant to awards.

Restricted Share Units

A RSU is a unit equivalent in value to a Ares Share credited by means of a bookkeeping entry in the books of Ares which entitles the holder to receive one Ares Share (or the value thereof) for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the Ares Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “RSU Service Year”).

The number of RSUs (including fractional RSUs) granted at any particular time under the Ares Equity Incentive Plan will be calculated by dividing (a) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (b) the Market Price. The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that the terms comply with Section 409A of the U.S. Internal Revenue Code of 1986, to the extent applicable.

Upon settlement, holders will redeem each vested RSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) one fully paid and non-assessable Ares Share in respect of each vested RSU, (b) a cash payment or (c) a combination of Ares Shares and cash. Any such cash payments made by Ares shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Ares Share as at the settlement date. Subject to the provisions of the Ares Equity Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any RSU shall occur, and no Ares Share shall be issued or cash payment shall be made in respect of any RSU any later than the final business day of the third calendar year following the applicable RSU Service Year.

Performance Share Units

A PSU is a unit equivalent in value to a Ares Share credited by means of a bookkeeping entry in the books of Ares which entitles the holder to receive one Ares Share (or the value thereof) for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a participant’s service and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable award agreement. The Plan Administrator may, from time to time, subject to the provisions of the Ares Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “PSU Service Year”).

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs. Upon settlement, holders will redeem each vested PSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) one fully paid and non-assessable Ares Share in respect of each vested PSU, (b) a cash payment, or (c) a combination of Ares Share as at the settlement date. Subject to the provisions of the Ares Equity Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any PSU shall occur, and no Ares Share shall be issued or cash payment shall be made in respect of any PSU any later than the final business day of the third calendar year following the applicable PSU Service Year.

Dividend Equivalents

Except as otherwise determined by the Plan Administrator or as set forth in the particular award agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on Ares Shares. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Ares Share by the number of RSUs, PSUs and DSUs, as applicable, held by the participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

In the event an award expires, at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of Ares exists, the expiry of such award will be the date that is 10 business days after which such scheduled blackout terminates or there is no longer such undisclosed material change or material fact.

Term

While the Ares Equity Incentive Plan does not stipulate a specific term for awards granted there under, as discussed below, awards may not expire beyond 10 years from its date of grant, except where shareholder approval is received or where an expiry date would have fallen within a blackout period of Ares. All awards must vest and settle in accordance with the provisions of the Ares Equity Incentive Plan and any applicable award agreement, which award agreement may include an expiry date for a specific award.

Termination of Employment or Services

The following table describes the impact of certain events upon the participants under the Ares Equity Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a participant’s applicable employment agreement, award agreement or other written agreement:

Event	Provisions
Termination for Cause/Resignation	●	Any award held by the participant that has not been exercised, surrendered or settled as of the Termination Date (as defined in the Ares Equity Incentive Plan) shall be immediately forfeited and cancelled as of the Termination Date.

Termination without Cause	●	A portion of any unvested awards shall immediately vest, such portion to be equal to the number of unvested awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested awards were originally scheduled to vest.

Disability	●	A portion of any unvested awards shall immediately vest, such portion to be equal to the number of unvested awards held by the participant as of the date of disability multiplied by a fraction the numerator of which is the number of days between the date of grant and the date of disability and the denominator of which is the number of days between the date of grant and the date any unvested awards were originally scheduled to vest. Any vested award will be settled within 90 days after the Termination Date.

Death	●	A portion of any unvested awards shall immediately vest, such portion to be equal to the number of unvested awards held by the participant as of the date of death multiplied by a fraction the numerator of which is the number of days between the date of grant and the date of death and the denominator of which is the number of days between the date of grant and the date any unvested awards were originally scheduled to vest. Any vested award will be settled with the Participant’s beneficiary or legal representative (as applicable) within 90 days after the date of the Participant’s death.

Retirement	●	(i) a portion of any unvested awards shall immediately vest, such portion to be equal to the number of unvested awards held by the Participant as of the date of retirement multiplied by a fraction the numerator of which is the number of days between the Date of Grant and the date of retirement and the denominator of which is the number of days between the Date of Grant and the date any unvested awards were originally scheduled to vest, and (ii) any outstanding award that vests based on the achievement of Performance Goals (as defined in the Ares Equity Incentive Plan) that has not previously become vested shall continue to be eligible to vest based upon the actual achievement of such Performance Goals. Any vested award that is described in (i), such award will be settled within 90 days after the participant’s retirement. In the case of a vested award that is described in (ii), such award will be settled at the same time the award would otherwise have been settled had the participant remained in active service with Ares or its subsidiary. Notwithstanding the foregoing, if, following his or her retirement, the participant commences (the “Commencement Date”) employment, consulting or acting as a director of Ares or any of its subsidiaries (or in an analogous capacity) or otherwise as a service provider to any person that carries on or proposes to carry on a business competitive with Ares or any of its subsidiaries.

Change in Control

Under the Ares Equity Incentive Plan, except as may be set forth in an employment agreement, award agreement or other written agreement between Ares or a subsidiary of Ares and a participant:

(a)	If within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment, consultancy or directorship is terminated by Ares or a subsidiary of Ares without Cause (as defined in the Ares Equity Incentive Plan), without any action by the Plan Administrator:

(i)	any unvested awards held by the participant at Termination Date may vest in the sole discretion of the Plan Administrator; and

(ii)	any vested awards may be exercised, surrendered to Ares, or settled by the participant at any time during the period that terminates on the earlier of: (A) the expiry date of such award; and (B) the date that is 90 days after the Termination Date. Any award that has not been exercised, surrendered or settled at the end of such period being immediately forfeited and cancelled.

(b)	Unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Ares Shares will cease trading on the CSE, Ares may terminate all of the awards held by a participant that is a resident of Canada for the purposes of the Income Tax Act (Canada), granted under the Ares Equity Incentive Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such participant as determined by the Plan Administrator, acting reasonably, provided that any vested awards granted to U.S. Taxpayers (as defined in the Ares Equity Incentive Plan) will be settled within 90 days of the Change in Control.

Subject to certain exceptions, a “Change in Control” includes (a) any transaction pursuant to which a person or group acquires more than 50% of the outstanding Ares Shares, (b) the sale of all or substantially all of Ares’s assets, (c) the dissolution or liquidation of Ares, (d) the acquisition of Ares via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise, (e) individuals who comprise the Board at the last annual meeting of Ares Shareholders (the “Incumbent Board”) cease to constitute at least a majority of the Ares Board, unless the election, or nomination for election by the Ares Shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board, or (f) any other event which the Ares Board determines to constitute a change in control of Ares.

Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding award pass to a beneficiary or legal representative upon the death of a participant, the period in which such award can be exercised by such beneficiary or legal representative shall not exceed one year from the participant’s death.

Amendments to the Ares Equity Incentive Plan

The Plan Administrator may also from time to time, without notice and without approval of the holders of voting Ares Shares, amend, modify, change, suspend or terminate the Ares Equity Incentive Plan or any awards granted pursuant thereto as it, in its discretion, determines appropriate, provided that (a) no such amendment, modification, change, suspension or termination of the Ares Equity Incentive Plan or any award granted pursuant thereto may materially impair any rights of a participant or materially increase any obligations of a participant under the Ares Equity Incentive Plan without the consent of such participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements, and (b) any amendment that would cause an award held by a U.S. Taxpayer to be subject to the income inclusion under Section 409A of the United States Internal Revenue Code of 1986, as amended, shall be null and void ab initio.

Notwithstanding the above, and subject to the policies of the CSE, the approval of Ares Shareholders is required to effect any of the following amendments to the Ares Equity Incentive Plan:

(a)	increasing the number of Ares Shares reserved for issuance under the Ares Equity Incentive Plan, except pursuant to the provisions in the Ares Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting Ares or its capital;

(b)	increasing or removing the 10% limits on Ares Shares issuable or issued to insiders;

(c)	reducing the exercise price of an option award (for this purpose, a cancellation or termination of an award of a participant prior to its expiry date for the purpose of reissuing an award to the same participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an award) except pursuant to the provisions in the Ares Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting Ares or its capital;

(d)	increasing or removing the limits on the participation of non-employee directors;

(e)	permitting awards to be transferred to a person;

(f)	changing the eligible participants; and

(g)	deleting or otherwise limiting the amendments which require approval of the Ares Shareholders.

Except for the items listed above, amendments to the Ares Equity Incentive Plan will not require shareholder approval. Such amendments include (but are not limited to): (a) amending the general vesting provisions of an award, (b) amending the provisions for early termination of awards in connection with a termination of employment or service, (c) adding covenants of Ares for the protection of the participants, (d) amendments that are desirable as a result of changes in law in any jurisdiction where a participant resides, and (e) curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Anti-Hedging Policy

Participants are restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of awards granted to them.

Employment, Consulting and Management Agreements

Other than as disclosed under “External Management Contracts”, no services were provided to Ares during the most recently completed financial year by a director or named executive officer, or any other party who provided services typically provided by a director or named executive officer, pursuant to any employment, consulting or management agreement between Ares and any other party, and Ares has no agreement or arrangement with any director, named executive officer or any other party with respect to any change of control of Ares or any severance, termination or constructive dismissal of any director, named executive officer or any other party, or any incremental payments triggered by any such change of control, severance, termination or constructive dismissal.

Oversight and Description of Director and Named Executive Officer Compensation

Compensation of the Named Executive Officers and directors is determined by the full Ares Board, based on the recommendations of the Compensation Committee. Compensation is determined based on factors considered relevant and appropriate, including the level of service provided, the background and expertise of the individual director or officer, amounts paid by other companies in similar industries at similar stages of development, and compensation levels necessary to attract, retain and develop management of a high calibre. Compensation is typically reviewed annually by the Compensation Committee and the Ares Board, usually in the first fiscal quarter, but may also be reviewed on an ad hoc basis as the need arises.

Ares’s compensation structure has two primary components, cash compensation and share - based compensation in the form of incentive stock options and bonus shares. Cash compensation has two components, base salary and bonuses.

For the most recently completed financial year, James Walker, Ares’ CEO, received base cash compensation of $144,000 for providing those services. Viktoriya Griffin, Ares’ CFO, received base cash compensation of $125,329 and Paul Sarjeant, Ares’ VP Exploration, received base cash compensation of $42,000. The base cash compensation paid to Ares’s NEOs is based on the Board’s subjective assessment of the value to Ares of the services provided by each, and the other factors referred to in the foregoing. For further particulars of Ares’s agreements with Mr. Walker, Mrs. Griffin and Mr.Sarjeant see “External Management Contracts”.

Ares may grant Stock Options, RSUs, DSUs and PSUs as described in the Ares Equity Incentive Plan to the Named Executive Officers and directors on an ad hoc basis, based on the same subjective performance criteria referred to in the foregoing and other performance criteria considered relevant by the Ares Board. See “Stock Options and Other Compensation Securities” Ares regards the use of Stock Options, RSUs, DSUs and PSUs as a significant component of its compensation structure. In evaluating Stock Options, RSUs, DSUs and PSUs, the Ares Board evaluates a number of factors including, but not limited to: (i) the number of Stock Options, RSUs, DSUs and PSUs already held by or issued to an individual; (ii) a fair balance between the number of options held by or bonus shares issued to an individual and those held by or issued to other directors or officers, in light of their responsibilities and objectives; and (iii) the value of the options (generally determined using a Black - Scholes analysis) and RSUs, DSUs and PSUs as a component of the individual’s overall compensation.

No significant events occurred during the most recently completed financial year that significantly affected compensation. While the Ares Board considers amounts paid by other companies in similar industries at similar stages of development in determining compensation, no specifically selected peer group has been identified as a comparable. No significant changes were made to Ares’s compensation policies since the commencement of the most recently completed financial year.

Disclosure of Corporate Governance Practices

National Instrument 58 - 101 - Disclosure of Corporate Governance Practices requires reporting issuers to disclose the corporate governance practices, on an annual basis, that they have adopted. Ares’s approach to corporate governance is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth details of Ares’s compensation plans under which equity securities of Ares are authorized for issuance at the end of September 30, 2024.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Common Shares remaining available for future issuance under equity compensation plans
	#	$	#
Equity compensation plans approved by security holders	21,793,053	0.13	12,890,351
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	21,793,053	0.13	12,890,351

For a description of the terms of the Ares Equity Incentive Plan see “Key Terms of the Ares Equity Incentive Plan”

and “Statement of Executive Compensation for Ares - Stock Options and Other Compensation Securities”.

Indebtedness of Directors and Executive Officers

No executive officer, director, employee, former executive officer, former director, former employee, proposed nominee for election as a director, or associate of any such person has been indebted to Ares or its subsidiaries at any time since the commencement of Ares’s last completed financial year. No guarantee, support agreement, letter of credit or other similar arrangement or understanding has been provided by Ares or its subsidiaries at any time since the beginning of the most recently completed financial year with respect to any indebtedness of any such person.

Management Contracts

Except as otherwise disclosed herein, the management functions of Ares are substantially performed by the directors and officers of Ares and not to any substantial degree by any other persons other than the directors and executive officers of Ares.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee (the “CG&CC”) considers a broad range of factors when setting compensation for executive management, including but not limited to, market data, individual performance, corporate performance and sector performance.

Base Salary

The base salary or fee provides an executive with basic compensation and reflects individual responsibility, knowledge and experience, market competitiveness and the contribution expected from each individual. At its discretion, the CG&CC may compare each executive officer’s salary with the base salaries for similar positions in the comparator group, and recommends appropriate adjustments, as needed.

Short - Term Incentive Compensation – Bonuses

Short - term incentive compensation is based on annual results. The short - term incentive ensures that a significant portion of an executive’s compensation varies with actual results in a given year, while providing financial incentives to executives to achieve short - term financial and strategic objectives. It communicates to executives the key accomplishments the CG&CC wishes to reward and ensures that overall executive compensation correlates with corporate objectives. The short - term incentive component is structured to reward not only increased value for shareholders but also performance with respect to key operational factors and non - financial goals important to long term success.

Compensation of Directors

The CG&CC reviews director compensation annually and recommends updates to the Board for approval when considered appropriate or necessary to recognize workload, time commitment and responsibility of Board and committee members. The directors are reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors.

Non - Executive Directors receive compensation in the amount of $250 per Ares Board, CG&CC or Audit Committee meeting. Both Executive and Non - Executive Directors are eligible to receive grants of stock options RSUs, DSUs and PSUs as described in the Ares Equity Incentive Plan . NEOs who also act as directors of Ares will not receive any additional compensation for services rendered in such capacity, other than as paid by Ares to such NEOs in their capacity as executive officers.

Compensation Governance

The CG&CC has the responsibility for determining compensation for the Ares Board and the NEOs. The CG&CC is comprised of Raul Sanabria, James Walker and Paul Sarjeant. Each of Messrs. Walker and Sarjeant are considered to be non - independent directors by virtue of their respective roles as President and CEO and Vice - President of Ares.

The CG&CC meets on compensation matters as and when required with respect to executive compensation. The primary goal of the meetings of CG&CC as they relate to compensation matters is to ensure that the compensation provided to the NEOs is determined with regard to Ares’s business strategies and objectives, such that the financial interest of the executive officers is aligned with the financial interest of shareholders, and to ensure that their compensation is fair and reasonable and sufficient to attract and retain qualified and experienced executives.

To determine compensation payable, the CG&CC reviews compensation paid for directors and CEO of companies of similar size and stage of development in the mineral exploration industry and determine an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors and senior management while taking into account the financial and other resources of Ares. In setting the compensation, the CG&CC annually reviews the performance of the CEO in light of Ares’s objectives and considers other factors that may have impacted the success of Ares in achieving its objectives.

As a whole, the members of the CG&CC have direct experience and skills relevant to their responsibilities in executive compensation, including with respect to enabling the CG&CC in making informed decisions on the suitability of Ares’s compensation policies and practices. Each of the members of the CG&CC has experience on the board of directors and related committees of other companies, as described under “Particulars of Matters to be Acted Upon - Election of Directors” in this Information Circular.

Executive Compensation - Related Fees

In the financial years ending September 30, 2024 and 2023, neither the Board nor the CG&CC retained a compensation consultant or advisor to assist the Board or the CG&CC in determining the compensation for any of Ares’s executive officers’ or directors’ compensation.

Audit Committee

Under National Instrument 52 - 110 – Audit Committees (“NI 52 - 110”), companies are required to provide disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor.

Audit Committee Charter

Ares’s Audit Committee is governed by the Audit Committee Charter. A copy of the Audit Committee Charter is attached hereto as Schedule “B”.

Composition of the Audit Committee

Ares’s Audit Committee is comprised of four (4) directors, James Walker, Paul Sarjeant, Changxian Li and Raul Sanabria. Also, as defined in NI 52 - 110, all of the Audit Committee members are “financially literate”. The experience of the Audit Committee members is set forth in below.

Relevant Education and Experience

All Audit Committee members have the ability to read and understand financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Ares’s financial statements and are therefore considered financially literate.

James Walker, Director

Mr. Walker has extensive experience in engineering and project management; particularly within mining engineering, mechanical engineering, construction, manufacturing, engineering design, infrastructure, safety management, and nuclear engineering. Mr. Walker also has accounting experience and is a qualified Accounting Technician under The Association of Accounting Technicians (AAT). Mr. Walker holds degrees in Mechanical Engineering, Mining Engineering, and Nuclear Engineering, as well as qualifications in Project Management and Accountancy. Mr. Walker is a Chartered Engineer with the IMechE, a Professional Engineer (PEng) with Engineers and Geoscientists BC, a Chartered Physicist with the IoP, and a qualified project manager with APM.

Paul Sarjeant, Director

Mr. Sarjeant is a professional geologist who has been involved in mineral exploration and development in North and South America and throughout Africa, Asia and Europe for more than 35 years. Mr. Sarjeant holds a BSc (Honours) in Geological Sciences from Queen’s University in Kingston, Ontario and is a member of the Association of Professional Geoscientists of Ontario. Mr. Sarjeant held the position of a Certified Professional Planner (CFP) for a number of years managing investments for individual. Mr. Sarjeant has previously held management positions in several junior mining companies. Mr. Sarjeant currently is founder of Doublewood Consulting Inc., a consulting company that provides management and technical advice and services to the exploration/mining sector. Mr. Sarjeant serves as a director, Qualified Person and consultant to a number of private and public mining companies. Mr. Sarjeant acts as President and COO of Kobo Resources Inc.

Raul Sanabria, Director

Founder of Golden Hammer Exploration Ltd. and served in several management positions in publicly listed issuers that have undertaken financings. Has managed large exploration budges for over 25 years.

Changxian Li, Director

Changxian Li brings over 30 years of global experience in the iron and steel industry, mineral trading, and resource investment. He began his career at Mitsubishi Corporation in 1989, playing a pivotal role in pioneering iron ore trade between countries such as India, Canada, Chile, and China. His leadership in commodity trading has spanned across global markets including Australia, Brazil, and the U.S. He was co-founder of Normet Industries Limited, OMC Investments Limited, TitanOcean Shipping Co., Ltd.

Audit Committee Oversight

Since the commencement of Ares’s most recently completed financial year, the Ares Board has not failed to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

Reliance on Certain Exemptions

At no time since the commencement of Ares’s most recently completed financial year has Ares relied on the exemption in Section 2.4 of NI 52 - 110 (De Minimis Non - audit Services), the exemptions in Subsection 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer), Subsection 6.1.1(5) (Events Outside Control of Member), Subsection 6.1.1(6) (Death, Incapacity or Resignation) or an exemption from NI 52 - 110, in whole or in part, granted under Part 8 of NI 52 - 110 (Exemptions).

Pre-Approval Policies and Procedures

No specific policies or procedures have been adopted with respect to the provision of non-audit services by Ares’s external auditor although, under Ares’s Audit Committee Charter, such services are required to be approved by the Audit Committee.

In the following table, “audit fees” are fees billed by Ares’s external auditor for services provided in auditing Ares’s annual financial statements for the subject year. “Audit-related fees” are fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit or review of Ares’s financial statements. “Tax fees” are fees billed by the auditor for professional services rendered for tax compliance, tax advice and tax planning. “All other fees” are fees billed by the auditor for products and services not included in the foregoing categories.

The fees billed to Ares by its auditor in each of the last two fiscal years, by category, are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees		Tax Fees	All Other Fees
September 30, 2024	$93,000	$	Nil	$5,500	$1,116
September 30, 2023	$62,000	$	Nil	$5,000	$744

Exemption

Ares is relying on the exemption provided by section 6.1 of NI 52 - 110, which provides that Ares, as a venture issuer, is not required to comply with Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of NI 52-110

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

OTHER THAN AS DISCLOSED ELSEWHERE IN THIS INFORMATION CIRCULAR, NO “INFORMED PERSON” (AS DEFINED IN NI 51 - 102), NO PROPOSED DIRECTOR OF ARES AND NO ASSOCIATE OR AFFILIATE OF ANY SUCH INFORMED PERSON OR PROPOSED DIRECTOR, HAS ANY MATERIAL INTEREST, DIRECT OR INDIRECT, IN ANY MATERIAL TRANSACTION SINCE THE COMMENCEMENT OF ARES’S LAST COMPLETED FINANCIAL YEAR OR IN ANY PROPOSED TRANSACTION, WHICH, IN EITHER CASE, HAS MATERIALLY AFFECTED OR WILL MATERIALLY AFFECTARES OR ANY OF ITS SUBSIDIARIES.

PARTICULARS OF MATTERS TO BE ACTED UPON

1. Financial Statements

The audited financial statements of the Corporation for the year ended September 30, 2024 together with the auditor’s report thereon, will be presented to the Shareholders at the Meeting. The Corporation’s financial statements and management discussion and analysis are on available on SEDAR+ at www.sedarplus.ca

2. Election of Directors

The Board of Directors currently consists of five (5) directors. It is intended that each person whose name appears below will be nominated at the Meeting for election as a director of the Corporation to hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed pursuant to the by-laws of the Corporation. The enclosed form of proxy permits Shareholders to vote for each nominee on an individual basis.

The current Board of Directors comprised of three independent directors: Bo Li, Raul Sanabria, Changxian Li. James Walker and Paul Sarjeant are considered to be a non-independent directors by virtue of their roles as the President and CEO and Vice President Exploration of the Corporation respectively.

The following table sets out certain information as at the date of this Circular (unless otherwise indicated) with respect to the persons being nominated at the Meeting for election as directors. Information regarding Common Shares owned by each director of the Corporation is presented to the best knowledge of management of the Corporation and has been furnished to management of the Corporation by such directors.

PAUL SARJEANT	Principal Occupation and Biographical Information
Ontario, Canada Director Since: Oct 13, 2011 NOT-INDEPENDENT	Mr. Sarjeant is a Professional Geologist who has been involved in mineral exploration and development in North and South America and throughout Africa, Asia and Europe for more than 35 years. He holds a BSc (Honours) in geological sciences from Queen’s University in Kingston, Ontario and is a member of the Association of Professional Geoscientists of Ontario. Mr. Sarjeant has previously held management positions in several junior mining companies. He currently is founder of Doublewood Consulting Inc., a consulting company that provides management and technical advice and services to the exploration/mining sector. Mr. Sarjeant serves as a director, Qualified Person and consultant to a number of private and public mining companies. Currently Mr. Sarjeant acts as President and COO for Kobo Resources Inc.

Current Board/Committee Membership	Number of Common Shares Beneficially Owned, Controlled or Directed	Other Reporting Issuer
Member of the Board Member of the Audit Committee Member of the Corporate Governance and Compensation Committee	31,250	Global Energy Metals Corporation. (TSXV: GEMC) Enyo Strategic Mining Inc. Kobo Resources Inc. (TSXV:KRI)

CHANGXIAN LI	Principal Occupation and Biographical Information
Beijing, China Director Since: Oct 19, 2016 INDEPENDENT

Changxian Li brings over 30 years of global experience in the iron and steel industry, mineral trading, and resource investment. He began his career at Mitsubishi Corporation in 1989, playing a pivotal role in pioneering iron ore trade between countries such as India, Canada, Chile, and China. His leadership in commodity trading has spanned across global markets including Australia, Brazil, and the U.S. He was co-founder of Normet Industries Limited, OMC Investments Limited, TitanOcean Shipping Co., Ltd.

Current Board/Committee Membership	Number of Common Shares Beneficially Owned, Controlled or Directed	Other Reporting Issuer
Member of the Board Member of the Audit Committee	1,164,900*	Enyo Strategic Mining Inc.

*	952,400 held by OMC Investments Limited., a company owned or controlled by Changxian Li. 212,500 held by Changxian Li.

Bo Li	Principal Occupation and Biographical Information
Shanghai, China Director Since: June 9, 2020 INDEPENDENT

Mr.Li has over 15 years experience in fluoride field and deep understanding for fluorine applications which relate metal smelting, fluorine chemicals and new energy fields.

Mr. Li is the Managing Director of the Mujim Group, one of Asia largest fluorspar producers. Mr. Li operates several fluorspar mines and dressing plants in Thailand, Laos and China.

Current Board/Committee Membership	Number of Common Shares Beneficially Owned, Controlled or Directed	Other Reporting Issuer
Member of the Board	9,275,342*	Enyo Strategic Mining Inc.

*	9,075,342 held by L & S International Trading Limited, a company controlled by Bo Li, 200,000 held by Bo Li.

Raul Sanabria	Principal Occupation and Biographical Information
British Columbia, Canada Director Since: June 1, 2019 INDEPENDENT	Mr. Sanabria has over 25 years of international experience as an exploration and mine geologist in a variety of mineral deposits. He started his career working 5 years for MINERSA Group, the largest European Fluorspar Producer. Currently he General Manager, Exploration (Latin America) for Australian company Aguia Resources, exploring in Colombia and Brazil. He most recently served as President/Director/Chief Geologist for Baroyeca Gold &Silver and worked as Senior Exploration Manager for Tudor Gold Corp, Chief Geologist for Red Eagle Exploration, and VP Exploration of Rover Metals Corp, American Creek Resources Ltd., G4G Resources Ltd., and Northern Iron Corp. He is currently a COO of Andean Mining/Aguia Resources (ASX:AGR), and VP Exploration for Canadian Maverick.

Current Board/Committee Membership	Number of Common Shares Beneficially Owned, Controlled or Directed	Other Reporting Issuer
Member of the Board Member of the Audit Committee Member of the Corporate Governance and Compensation Committee	532,000*	Baroyeca Gold & Silver Inc. (TSXV: BGS) Andean Mining (ASX:AGR)

James Walker	Principal Occupation and Biographical Information
British Columbia, Canada Director Since: Dec 1, 2019 NOT-INDEPENDENT	Mr. Walker has extensive experience in engineering and project management; particularly within mining engineering, mechanical engineering, construction, manufacturing, engineering design, infrastructure, safety management, and nuclear engineering. Mr. Walker also has accounting experience, and is a qualified Accounting Technician under The Association of Accounting Technicians (AAT). Mr. Walker holds degrees in Mechanical Engineering, Mining Engineering, and Nuclear Engineering, as well as qualifications in Project Management and Accountancy. Mr. Walker is a Chartered Engineer with the IMechE, a Professional Engineer (PEng) with Engineers and Geoscientists BC, a Chartered Physicist with the IoP, and a qualified project manager with APM.

Current Board/Committee Membership	Number of Common Shares Beneficially Owned, Controlled or Directed	Other Reporting Issuer
Member of the Board Member of the Audit Committee Member of the Corporate Governance and Compensation Committee	6,999,408	Bayhorse Silver Inc. (TSXV: BHS) Enyo Strategic Mining Inc. Nano Nuclear Energy Inc. (NASDAQ:NNE)

UNLESS THE SHAREHOLDER SPECIFIES IN THE ENCLOSED FORM OF PROXY THAT THE COMMON SHARES REPRESENTED BY THE PROXY ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS, THE PERSON NAMED IN THE FORM OF PROXY SHALL VOTE THE COMMON SHARES REPRESENTED BY THE PROXY IN FAVOUR OF THE ELECTION OF THE PERSONS WHOSE NAMES ARE SET FORTH ABOVE. MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF SUCH NOMINEES WILL BE UNABLE TO SERVE AS DIRECTORS. HOWEVER, IF FOR ANY REASON, ANY OF THE PROPOSED NOMINEES DO NOT STAND FOR ELECTION OR ARE UNABLE TO SERVE. AS SUCH, PROXIES IN FAVOUR OF MANAGEMENT DESIGNEES WILL BE VOTED FOR ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN THEIR PROXY THAT THEIR COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS

Corporate Cease Trade Orders

The Common Shares of the Corporation were halted from trading on the Exchange on January 28, 2019 as the Corporation announced a binding agreement to acquire a mining operation which triggered a qualifying transaction with the Exchange (the “Qualifying Transaction”). The Common Shares recommenced trading on February 13, 2020 following the closing of the Qualifying Transaction.

The Common Shares of the Corporation were halted from trading on the Exchange on August 17, 2021 as the Corporation requires to file a technical report to support the Lost Sheep disclosure on March 8, 2021. The Common Shares recommenced trading on October 5, 2021 after the technical report has been filed.

Except as disclosed above, to the knowledge of the Corporation, no proposed director is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, CEO or CFO of any company (including the Corporation) that:

(a)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the proposed director was acting in the capacity as director, CEO or CFO of such company; or

(b)	was subject to an Order that was issued after the proposed director ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO of such company.

The foregoing information, not being within the knowledge of the Corporation, has been furnished by the proposed directors.

Bankruptcies, or Penalties or Sanctions

To the knowledge of the Corporation, no proposed director:

(i)	is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(ii)	has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets;

(iii)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(iv)	has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director

The foregoing information, not being within the knowledge of the Corporation, has been furnished by the proposed directors.

3. Appointment of Auditor

At the Meeting, Shareholders will be asked to pass an ordinary resolution to appoint Manning Elliott LLP, Chartered Professional Accountants as auditors of the Corporation for the fiscal year ending September 30, 2025, and to authorize the directors of the Corporation to fix the remuneration to be to be paid to the auditors for the fiscal year ending September 30, 2025. An ordinary resolution needs to be passed by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting. Manning Elliott LLP, were appointed as the auditors of the Corporation on June 1, 2021.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES BE VOTED IN FAVOUR OF THE APPOINTMENT OF MANNING ELLIOTT LLP, CHARTERED PROFESSIONAL ACCOUNTANTS, AS AUDITOR OF THE CORPORATION AND THE AUTHORIZING OF THE DIRECTORS TO FIX ITS REMUNERATION. AN AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY SHAREHOLDERS AT THE MEETING IS SUFFICIENT FOR THE APPOINTMENT OF THE AUDITOR.

4. Approval of the Company Omnibus Equity Incentive Plan

The Company proposes to reapprove its existing Omnibus Equity Incentive Plan as adopted on November 22, 2022 and described in detail on page 7 of this Circular. CSE Policy 6.5 (4) requires the Shareholders to reapprove the existing Omnibus Equity Incentive Plan within three years after adoption and within every three years thereafter.

Shareholders will be asked to pass an ordinary resolution to approve its existing Omnibus Equity Incentive Plan by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPROVAL AND CONFIRMATION OF THE OMNIBUS EQUITY INCENTIVE PLAN UNLESS A SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER COMMON SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person or company who is, or at any time during the financial year ended September 30, 2024 was, a director or executive officer of the Corporation, a proposed management nominee for election as a director of the Corporation, or an associate or affiliate of any such director, executive officer or proposed nominee, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR+ at www.sedarplus.ca. Financial information is provided in the Corporation’s audited financial statements and Management’s Discussion and Analysis (“MD&A”) for the year ended September 30, 2024. In addition, copies of the Corporation’s annual financial statements and MD&A and this Circular may be obtained upon request to the Corporation. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular and the sending of it to each director of the Corporation, to the auditor of the Corporation, to the Shareholders and to the appropriate governmental agencies, have been approved by the directors of the Corporation.

Dated: August 18, 2025

BY ORDER OF THE BOARD

“James Walker”

James Walker

President and CEO

SCHEDULE A

STATEMENT OF GOVERNANCE PRACTICES

Governance Disclosure Requirement Under the Corporate Governance National Instrument 58-101 (“NI 58-101”)	Comments

Board of Directors

1. Board of Directors—Disclose how the board of directors (the “Board”) of Ares Strategic Mining Inc. (the “Corporation”) facilitates its exercise of independent supervision over management, including

(i)  the identity of directors that are independent, and

(ii) the identity of directors who are not independent, and the basis for that determination.

The Board currently consists of a total of five directors of which Mr. Sanabria, Mr. Changxian Li and Mr. Bo Li are considered “independent”, as such term is defined in NI 58-101.

Mr. Walker and Mr. Sarjeant are not considered independent as their role as the President & CEO and VP Exploration of the Corporation.

2. Directorships—If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Please refer to the accompanying management information circular (the “Circular”) under the heading “Particulars of Matters to be Acted Upon - Election of Directors”.

Orientation and Continuing Education

3. Describe what steps, if any, the Board takes to orient new Board members, and describe any measures the Board takes to provide continuing education for directors.	Each new director brings a different skill set and professional background, and with this information, the Board is able to determine what orientation to the nature and operations of the Corporation’s business will be necessary and relevant to each new director. The Corporation provides continuing education to its directors as such need arises and encourages open discussion at all meetings which format encourages learning by the directors.

Governance Disclosure Requirement Under the Corporate Governance National Instrument 58-101 (“NI 58-101”)	Comments

Ethical Business Conduct

4. Describe what steps, if any, the Board takes to encourage and promote a culture of ethical business conduct.	To ensure that an ethical business culture is maintained and promoted, directors are encouraged to exercise their independent judgment. If a director has a material interest in any transaction or agreement that the Corporation proposes to enter into, such director is expected to disclose such interest to the Board in compliance with the applicable laws, rules and policies which govern conflicts of interest in connection with such transaction or agreement. Further, any director who has a material interest in any proposed transaction or agreement will be excluded from the portion of the Board meeting concerning such matters and will be further precluded from voting on such matters.

Nomination of Directors

5. Disclose what steps, if any, are taken to identify new candidates for Board nomination, including: (i) who identifies new candidates, and (ii) the process of identifying new candidates.	The Board is responsible for the identification and assessment of potential directors. The Board considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience. While no formal nomination procedures are in place to identify new candidates, the Board does review the experience and performance of nominees for election to the Board. Members of the Board are canvassed with respect to the qualifications of a prospective candidate and each candidate is evaluated with respect to his or her experience and expertise, with particular attention paid to those areas of expertise that could complement and enhance current management. The Board also assesses any potential conflicts, independence or time commitment concerns that the candidate may present.

Governance Disclosure Requirement Under the Corporate Governance National Instrument 58-101 (“NI 58-101”)	Comments

Compensation

6. Disclose what steps, if any, are taken to determine compensation for the directors and CEO, including: (i) who determines compensation, and (ii) the process of determining compensation.	The process undertaken by the Board in respect of compensation is more fully described in the “Director and Named Executive Officer Compensation” section of the accompanying Circular.

Other Board Committees

7. If the Board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	The Corporate Governance and Compensation Committee is the only standing committee of the Board other than the Audit Committee. The primary function of the Corporate Governance and Compensation Committee is to consider the compensation of Named Executive Officers and directors and to make recommendations to the Board with respect to compensation-related matters.

Assessments

8. Disclose what steps, if any, that the Board takes to satisfy itself that the Board, its committees, and its individual directors are performing effectively.

The Corporation has contemplated a plan for the annual review of the performance of every director and officer, however to date no formal plan or procedure has been adopted.

The Board feels its corporate governance practices are appropriate and effective for the Corporation, given its relatively small size and level of activity. The Corporation’s corporate governance structure allows for the Corporation to operate efficiently, with simple checks and balances that control and monitor management and corporate functions without undue administrative burden.

SCHEDULE B

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Corporation’s “Audit Committee Charter”:

Purpose

The primary function of the audit committee of the Corporation (the “Committee”) is to assist the board of directors (the “Board”) of the Corporation in fulfilling its responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any regulatory body or the public, the Corporation’s systems of internal controls regarding preparation of those financial statements and related disclosures that management and the Board have established and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee encourages continuous improvement of, and fosters adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary objectives are to:

1.	Assist directors in meeting their responsibilities in respect of the preparation and disclosure of the financial statements of the Corporation and related matters;

2.	Provide for open communication between directors and external auditors;

3.	Enhance the external auditor’s independence;

4.	Increase the credibility, transparency and objectivity of financial reports; and

5.	Strengthen the role of the outside or “independent” directors by facilitating in depth discussions between directors on the Committee, management and external auditors.

Composition

The Committee is comprised of three or more directors as determined by the Board, if at all possible with the majority of whom shall be “independent” (as such term is used in National Instrument 52-110 – Audit Committees (“NI 52-110”) unless the Board shall have determined that the exemption contained in section 3.6 of NI 52-110 would be applicable and is to be adopted by the Corporation.

All of the members of the Committee shall be “financially literate” (as defined in NI 52-110) unless the Board shall determine that an exemption under NI 52-110 from such requirement in respect of any particular member would be applicable is to be adopted by the Corporation in accordance with the provisions of NI 52-110.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and remain as members of the Committee until their successors shall be duly elected and qualified.

Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Chair of the Committee shall be an independent director.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its mandate to foster open communication, the Committee should meet at least annually with management and the external auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Chief Financial Officer (if appointed) is required to be present at the meetings of the Committee and may be excused from all or part of any such meetings by the independent sitting members.

Minutes of all meetings of the Committee shall be taken and the Committee shall report the results of its meetings and reviews undertaken and any associated recommendations or resolutions to the Board. A written resolution signed by all Committee members entitled to vote on that resolution at a meeting of the Committee shall be valid resolution of the Committee.

A quorum for meetings of the Committee shall be majority of its members, and the rules for calling, holding, conducting and adjourning meetings of the committee shall be the same as those governing the Board.

Members of the Committee may participate in a meeting of the Committee by means of telephone or other communication device or facilities that permit all persons participating in any such meeting to hear one another.

Responsibilities and Duties

To fulfil its responsibilities and duties, the Committee shall:

A.	Documents/Reports Review

1.	Review and update this Charter, as conditions dictate.

2.	Review the financial statements, prospectuses, MD&A, annual information forms and all public disclosures containing audited or unaudited financial information (including, without limitation, annual and interim press releases and any other press releases disclosing earnings or financial results) before release and prior to Board approval where required.

3.	Review the reports to management prepared by the external auditors and management responses.

4.	Establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

5.	Review and approve the Corporation’s hiring policies regarding employees and former employees of the present and former external auditors of the issuer.

6.	Review of significant auditor findings during the year, including the status of previous audit recommendations.

7.	Be satisfied with and periodically assess the adequacy of procedures for the review of corporate disclosure that is derived or extracted from the financial statements.

B.	External Auditors

1.	Be directly responsible for overseeing the work of the external auditors, including the resolution of disagreements between management and the external auditors regarding financial reporting.

2.	Recommend to the Board the external auditors to be nominated for appointment by the shareholders.

3.	Recommend to the Board the terms of engagement of the external auditor, including their compensation and a confirmation that the external auditors shall report directly to the Committee.

4.	On an annual basis, review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the auditors’ independence.

5.	Review the performance of the external auditors and approve any proposed discharge of the external auditors when circumstances warrant.

6.	When there is to be a change in auditors, review the issues related to the change and the information to be included in the required notice to securities regulators of such change.

7.	Periodically consult with the external auditors, without the presence of management, about internal controls and the fullness and accuracy of the organization’s financial statements.

8.	Consider, in consultation with the external auditor, the audit scope and plan of the external auditor.

9.	To one or more independent members of the Committee the authority to pre-approve non-audit services, provided that such member(s) reports to the Committee at the next scheduled meeting such pre-approval and the members(s) complies with such other procedures as may be established by the Committee from time to time.

C.	Financial Reporting Processes

1.	In consultation with the external auditors and management, review the integrity of the organization’s financial reporting processes both internal and external. Consider judgments concerning the appropriateness of the Corporation’s accounting policies.

2.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the external auditors or management.

3.	Review risk management policies and procedures of the Corporation (i.e., hedging, litigation and insurance).

D.	Process Improvement

1.	Review with external auditors their assessment of internal controls, their written reports containing recommendations for improvement, and management’s response and follow-up to any identified weaknesses. The Committee shall also review annually with the external auditors their plan for their audit, and upon completion of the audit, their reports upon the financial statements.

E.	Ethical and Legal Compliance

1.	Ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to regulatory organizations and the public satisfy legal requirements.

2.	Conduct and authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain, and to set and pay compensation for any independent counsel and other professionals to assist in the conduct of any investigation, subject to the Board approving any expenditure in excess of $10,000 in this regard.

3.	Perform any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.